EXHIBIT 99.1

PRESS RELEASE

For more information contact: FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS SECOND QUARTER 2004 EARNINGS

BAR HARBOR, Maine (July 30, 2004) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced earnings of $803 thousand for the quarter ended June 30, 2004 or fully diluted earnings per share of 25 cents, compared with $1.41 million or fully diluted earnings per share of 43 cents for the second quarter of 2003. For the six-months ended June 30, 2004, total earnings amounted to $2.24 million or fully diluted earnings per share of 70 cents, compared with $2.72 million or 84 cents per share during the same period in 2003.

A variety of factors impacted the Company’s second quarter and year-to-date performance. These included a decline in net gains on the sale of investment securities, a mark-to-market adjustment related to interest rate swap agreements, market research and other expenses associated with the Company’s recently announced re-branding initiative, impairment write-downs on certain non-marketable investments, and the impact of continued low interest rates on net interest income.

Financial Condition

At June 30, 2004, total assets stood at $671 million, representing an increase of $87 million compared with December 31, 2003. Asset growth was aided by strong loan demand and included $12 million in loans from the Bank’s previously announced completion of a branch office acquisition in the community of Rockland, Maine. Total loans ended the quarter at $417 million, representing an increase of $34 million compared with December 31, 2003, and an increase of $46 million compared with the same date last year. Following record refinancing activity over the past two years and a rise in interest rates that began during the latter part of 2003, consumer real estate loan originations slowed during the first half of 2004, but did not significantly impact continued loan portfolio growth as commercial loan activity has been strong.

Reflecting a sustained trend of strong credit quality, the Bank recorded a provision for loan losses of $120 thousand during the six-months ended June 30, 2004, representing a decline of $180 thousand compared with the same period in 2003. At June 30, 2004 total non-performing loans amounted to $1.3 million or 0.30% of total loans, compared with $1.5 million or 0.39% at December 31, 2003. At June 30, 2004, the allowance for loan losses expressed as a percent of non-performing loans stood at 393%, compared with 353% at December 31, 2003.

Total investment securities ended the quarter at $204 million, representing an increase of $46 million compared with December 31, 2003. During the second quarter of 2004 the Bank increased its securities portfolio by $39 million as market yields climbed to a two-year high. Securities added to the portfolio predominately consisted of U.S. Government Agency mortgage-backed securities with an average duration of approximately two years, and were principally funded with advances from the Federal Home Loan Bank, which at June 30, 2004 amounted to $226 million compared with $171 million at December 31, 2003.

Total deposits ended the quarter at $376 million, representing an increase of $37 million compared with December 31, 2003, and an increase of $59 million compared with June 30, 2003. Accounts from the Rockland branch acquisition contributed $21 million to deposit growth, while a new institutional money market account contributed $17 million. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposit balances in the winter and spring and higher balances in the summer and fall.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the quarter with a Tier I Capital Ratio of 7.8%.

Results of Operations

Consistent with industry-wide trends and the prolonged period of historically low interest rates, the Bank’s net interest margin remained under pressure during the quarter, as yields on earning assets declined at a faster pace than rates on deposits and other funding sources. Despite continued earning asset growth, second quarter and year-to-date net interest income of $4.8 million and $9.6 million represented declines of $35 thousand and $86 thousand, respectively, compared with the same periods in 2003. The Bank continued to maintain an asset sensitive balance sheet during the quarter, believing such posture positions it well for rising interest rates and an improving economy.

Total non-interest income amounted to $811 thousand and $2.7 million for the three and six-months ended June 30, 2004, respectively, compared with $1.7 million and $3.4 million during the same periods in 2003. Leading these declines were net gains on the sale of securities, which during the three and six months ended June 30, 2004 declined $203 thousand and $572 thousand respectively, compared with the same periods in 2003. In addition, during the first quarter of 2004, the Bank de-designated its interest rate swap agreements as cash flow hedges and, prospectively from the time of the de-designation, changes in their fair value are recorded in non-interest income, creating potential earnings volatility over the remaining life of the agreements. At June 30, 2004 the Bank recorded a mark-to-market adjustment for unrealized depreciation on interest rate swap agreements amounting to $727 thousand compared with an unrealized gain of $328 thousand recorded in the first quarter, reflecting the significant upward shift in the U.S. Treasury yield curve between periods. If the interest rate swap agreements are held to maturity, which is the current intent of the Bank, all cumulative unrealized appreciation or depreciation will net to zero and have no cumulative impact on earnings.

Total non-interest expenses amounted to $4.6 million and $9.2 million for the three and six-months ended June 30, 2004, respectively, compared with $4.4 million and $9.1 million during the same periods in 2003. Included in year-to-date results were a variety of atypical expenses including: costs related to the Company’s recently announced corporate re-branding and market research initiatives amounting to $200 thousand; "other-than-temporary" impairment write-downs of certain non-marketable equity investments amounting to $174 thousand; the recording of a $160 thousand loss allowance associated with certain trust activities; and one-time expenses of $120 thousand associated with the Bank’s acquisition of the Rockland branch office. Year-to-date salaries and benefit expenses of $4.5 million represented a decline of $299 thousand compared with the first six months of 2003, principally attributed to reduced staffing levels and incentive compensation.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust, founded in 1887. With eleven branch office locations, the Company is a diversified financial services provider, offering commercial banking, consumer banking, trust, investment management, and brokerage services to individuals, businesses, governments, and not-for-profit organizations in Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the -protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. A further description of the general risks and uncertainties and other factors applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares Selected Financial Information (dollars in thousands except per share data) (unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2004	6/30/2003	2004	2003

Total Assets	$671,110	$555,727	$650,745	$549,214
Total Investments	203,962	142,252	188,665	146,569
Total Loans	416,940	371,234	411,454	362,900
Allowance for loan losses	4,931	5,276	5,196	5,261
Total Deposits	376,488	317,078	372,064	311,837
Borrowings	236,651	175,854	216,700	178,445
Shareholders' Equity	52,299	54,059	55,875	53,564

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2004	6/30/2003	6/30/2004	6/30/2003

Interest and dividend income	$ 7,664	$ 7,696	$ 15,187	$ 15,403
Interest expense	2,840	2,837	5,548	5,678
Net interest income	4,824	4,859	9,639	9,725
Provision for loan losses	30	150	120	300
Net interest income after provision
for loan losses	4,794	4,709	9,519	9,425

Non-interest income	811	1,703	2,652	3,438
Non-interest expense	4,620	4,448	9,217	9,100

Pre-Tax Income	985	1,964	2,954	3,763
Income Tax	182	552	715	1,047

Net income	$ 803	$ 1,412	$ 2,239	$ 2,716

Earnings per share:
Basic	$ 0.26	$ 0.44	$ 0.72	$ 0.86
Diluted	$ 0.25	$ 0.43	$ 0.70	$ 0.84

Dividends per share	$ 0.20	$ 0.19	$ 0.40	$ 0.38
Return on Average Equity	5.78%	10.57%	7.45%	10.20%
Return on Average Assets	0.50%	1.03%	0.72%	1.00%
Tier 1 Leverage Capital Ratio	7.76%	9.04%
Book Value per share, period end	$ 16.85	$ 17.23
Shares outstanding, period end	3,104,015	3,137,066